EXHIBIT 10.25 - CHANGE OF CONTROL AGREEMENT, DATED AUGUST 11, 2004, BETWEEN
METALDYNE CORPORATION AND THOMAS CHAMBERS.

                           CHANGE OF CONTROL AGREEMENT

     This Agreement is made by and between Metaldyne Corporation, a Delaware
Corporation ("Company") and THOMAS CHAMBERS (hereinafter "Executive") AUGUST 11,
2004 effective ("Effective Date").

     Company considers the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Company and its shareholders. Company recognizes that any possibility of a Change of Control is unsettling to executives of Company and may result in the departure or distraction of management personnel to the detriment of Company and its shareholders. The Board of Directors of Company have previously determined that it is in the best interests of Company and its shareholders for Company to minimize these concerns by entering into an agreement which would provide
Executive severance benefits in the event employment with Company terminates under certain circumstances.

     These arrangements are being made to help assure a continuing focus by executives on Company performance. In particular, the Board believes it important, if Company receives proposals from third parties with respect to its future, to enable executives, without being influenced by the uncertainties of their own situations, to assess and advise the Board whether such proposals would be in the best interests of Company and its shareholders and to take such other action regarding such proposals as the Board might determine to be appropriate. The Board also wishes to demonstrate to executives of Company that
Company is concerned with the welfare of its executives and intends to see that loyal executives are treated fairly.

     In view of the foregoing, in order to induce Executive to remain in the employ of Company and to prevent unfair competition following employment,
Company and Executive agree to a Change of Control Agreement as follows:

     SECTION 1 - TERMINATION BENEFITS. In the event Executive's employment with
Company terminates during the term of this Agreement by reason of a Qualifying
Termination (as defined below) within three (3) years after a Change of Control of Company (as defined below), Company shall provide Executive the following termination benefits:

     (a)  A single sum payment equal to THREE HUNDRED PERCENT (300%) of
          Executive's annual Base Salary rate in effect on the date of termination, subject to all applicable federal, state and local withholding and reporting requirements. This single sum payment shall be made within ten (10) days of termination of employment; plus

     (b)  A bonus equal to THREE HUNDRED PERCENT (300%) of the target bonus opportunity under the Annual Value Creation Plan ("AVCP"). In addition, Executive shall

          receive the bonus for the most recently completed bonus term if a bonus has been declared for such term but not paid, and a pro rata bonus for the year of termination through the date of termination calculated at one hundred percent (100%) of the bonus opportunity for target performance for that term, multiplied by a fraction the numerator of which is the number of days that Executive was employed during such bonus term and the denominator of which is 365. The prorated bonus for the final year shall be paid as a single sum within ten (10) days of termination of employment. Any unpaid bonus shall be paid in accordance with customary practices for payment of bonuses under the AVCP; plus

     (c)  Continuation of benefits under any life, group medical, and dental insurance benefits substantially similar to those which Executive was receiving immediately prior to termination of employment until the earlier of:

               (1)  the end of the THIRTY-SIX (36) month period following
                    Executive's termination of employment, or

               (2)  the date on which Executive becomes eligible to receive any benefits under any plan or program of any other employer.

          The continuing coverage provided under this Section 1(c) is subject to
          Executive's eligibility to participate in such plans and all other terms and conditions of such plans, including, without limitation, any employee contribution requirements and Company's ability to modify or terminate such plans or coverages. Company may satisfy this obligation in whole or in part by paying the premium otherwise payable by
          Executive for continuing coverage under Section 601 et seq. of the
          Employee Retirement Income Security Act of 1974, as it may be amended or replaced from time to time. If Executive is not eligible for continued coverage under an employer-provided benefit plan noted in this paragraph (c) that he was participating in during his employment,
          Company shall pay Executive the cash equivalent of the insurance cost for the duration of the applicable period at the rate of the Company's cost of coverage for Executive's benefits as of the date of termination. Any obligation to pay the cash equivalent of such cost under this item may be settled, at Company's discretion, by a lump-sum payment of any remaining premiums.

     SECTION 2 - NON-COMPETITION; NON-SOLICITATION; CONFIDENTIALITY.

     (a)  Executive acknowledges and recognizes the highly competitive nature of the business of Company and accordingly agrees that, in consideration of this Agreement, the rights conferred hereunder, and any payment hereunder, during his employment with Company and for the TWENTY-FOUR
          (24) month period following the termination of Executive's employment with Company, for any reason ("Non-Compete Term"), Executive shall not engage, either directly or indirectly, as a principal for Executive's own account or jointly with others, as a stockholder in any corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer,

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          director, agent, consultant, or in any other advisory capacity in any business other than Company or its subsidiaries which designs, develops, manufacturers, distributes, sells or markets the type of products or services sold, distributed or provided by Company or its subsidiaries during the two (2) year period prior to the date of termination (the "Business"); provided that nothing herein shall prevent Executive from owning, directly or indirectly, not more than five percent (5%) of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchanges or in an over-the-counter securities market.

     (b)  During the Non-Compete Term, Executive shall not (1) directly or indirectly employ or solicit, or receive or accept the performance of services by, any active employee of Company or any of its subsidiaries who is employed primarily in connection with the Business, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of Company to leave Company, or assist in any of the foregoing, or (2) solicit for business (relating to the Business) any person who is a customer or former customer of Company or any of its subsidiaries, unless such person shall have ceased to have been such a customer for a period of at least six (6) months.

     (c)  Executive shall not at any time (whether during or after his employment with Company) disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Company and any of its subsidiaries, any trade secrets, information, data, or other confidential information of the Company, including but not limited to, information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans or the business and affairs of Company generally, or of any subsidiary of Company, unless required to do so by applicable law or court order, subpoena or decree or otherwise required by law, with reasonable evidence of such determination promptly provided to Company. The preceding sentence of this paragraph (c) shall not apply to information which is not unique to Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant.
          Executive agrees that upon termination of employment with Company for any reason, Executive will return to Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of Company and its subsidiaries, except that Executive may retain personal notes, notebooks and diaries. Executive further agrees that Executive will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Company or its subsidiaries.

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     (d)  It is expressly understood and agreed that although Executive and
          Company consider the restrictions contained in this Section 2 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any tribunal of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     (e)  As a condition to the receipt of any benefits described in this
          Agreement, Executive shall be required to execute an agreement pursuant to which Executive releases any claims he may have against
          Company and agrees to the continuing enforceability of the restrictive covenants of this Agreement.

     (f)  This Section 2 will survive the termination of this Agreement.

     SECTION 3 - CHANGE OF CONTROL DEFINED. For purposes of this Agreement, a
"Change of Control" means the first of the following events to occur following the date hereof:

     (a)  The sale, lease, or transfer in one or a series of related transactions (1) of eighty percent (80%) or more of the consolidated assets of Company and its subsidiaries or (2) of seventy-five percent
          (75%) or more of Capital Stock of Company held by the Heartland
          Entities as of November 28, 2000 (appropriately adjusted for stock splits, combinations, subdivisions, stock dividends and similar events) to any Person or group of persons other than an affiliate of the Heartland Entities, whether directly or indirectly or by way of any merger, consolidation or other business combination or purchase of beneficial ownership or otherwise. The term "group of persons" shall have the meaning of the term "person" set forth in Sections 13(d) and
          14(d) of the Securities Exchange Act of 1934 ("1934 Act") or any
          similar successor provision, and the rules, regulations and interpretations promulgated thereunder. The term "beneficial ownership" shall have the meaning defined under Rule 13d-3 under the
          1934 Act or any similar successor rules, regulations and
          interpretations promulgated thereunder.

     (b)  The date on which the individuals who constitute Company's Board of
          Directors on the date of this agreement, and any new Directors who are hereafter designated by the Heartland Entities cease, for any reason, to constitute at least a majority of the members of the Board.

     Except as otherwise indicated herein, the definition of each capitalized term in this Section 3 is set forth below:

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     "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

     "Heartland Entities" means Heartland Industrial Partners, L.P., Heartland
     Industrial Partners (FF), L.P., Heartland Industrial Partners (E1), L.P.,
     Heartland Industrial Partners (K1), L.P., Heartland Industrial Partners
     (C1), L.P. or any controlled affiliate of any of these entities.

     SECTION 4 - QUALIFYING TERMINATION DEFINED.

     (a)  Qualifying Termination. For purposes of this Agreement, the term
          "Qualifying Termination" means a termination of Executive's employment with Company for any reason other than:

               (1)  death;

               (2)  Disability, as defined herein;

               (3)  Cause, as defined herein;

               (4)  a termination by Executive without Good Reason, as defined herein.

     (b)  Disability. For purposes of this Agreement, "Disability" shall be defined by the terms of any long-term disability policy provided by
          Company to Executive, or, in the absence of such policy, as a physical or mental disability that prevents Executive from performing substantially all of his duties as an employee and which is expected to be permanent. A medical doctor selected by Company shall determine any commencement date and expected duration of any physical or mental condition that prevents Executive from performing his duties as an employee.

     (c)  Cause. For purposes of this Agreement, "Cause" shall be limited to:

               (1)  Executive's conviction of or plea of guilty or nolo
                    contendere to a crime constituting a felony under the laws of the United States or any state thereof or any other
                    jurisdiction in which Company conducts business;

               (2)  Executive's willful misconduct in the performance of his duties to Company;

               (3)  Executive's willful and continued failure to follow the instructions of Company's Board, CEO, or other superior; or

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               (4)  Executive's willful and/or continued neglect of duties
                    (other than any such neglect resulting from incapacity of
                    Executive due to physical or mental illness);

          provided, however, that Cause shall arise under items (3) or (4) only following ten (10) days written notice thereof from Company which specifically identifies such failure or neglect and the continuance of such failure or neglect during such notice period. Any failure by
          Company to notify Executive after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

     (d)  Good Reason. For purposes of this Agreement, "Good Reason" shall be a termination by Executive following the occurrence of any of the following events unless Company has cured as provided below:

               (1)  A material and permanent diminution in Executive's duties or responsibilities;

               (2)  A material reduction in the aggregate value of Base Salary and bonus opportunity; or

               (3)  A permanent reassignment of Executive to another primary office, or a relocation of the Company office that is
                    Executive's primary office, unless Executive's primary
                    office following such reassignment or relocation is within thirty-five (35) miles of Executive's primary office before the reassignment or relocation or Executive's permanent
                    residence on the date of the reassignment or relocation.

          Executive must notify Company of any event constituting Good Reason within one hundred twenty (120) days after Executive becomes aware of such event or such event shall not constitute Good Reason for purposes of this Agreement provided that Company shall have fifteen (15) days from the date of such notice to cure the Good Reason event. Executive cannot terminate his employment for Good Reason if Cause exists at the time of such termination. A termination by Executive following cure shall not be a termination for Good Reason. A failure of Executive to notify Company after the first occurrence of an event constituting
          Good Reason shall not preclude any subsequent occurrences of such event (or similar event) from constituting Good Reason.

     (e) Employment by Successors. For purposes of this Agreement, employment by a successor of Company, or a successor of any subsidiary of Company, that has assumed this Agreement pursuant to Section 10 shall be considered to be employment by Company. As a result, if Executive is employed by such a successor following a Change of Control, Executive shall not be entitled to receive the benefits provided by Section 1 unless Executive's employment with the successor is subsequently terminated in a Qualifying Termination.

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     (f) Payments Not Compensation. Any participation by Executive in, and any terminating distributions and vested rights under, Company-sponsored retirement or savings plans, regardless of whether such plans are qualified or nonqualified for tax purposes, shall be governed by the terms of those respective plans. For purposes of determining benefits and the amounts to be paid to Executive under such plans, any salary continuation or severance benefits other than salary or bonus accrued before termination shall not be compensation for purposes of accruing additional benefits under such plans.

     SECTION 5 - CAP ON PAYMENTS.

     (a)  General Rules. The Internal Revenue Code (the "Code") may place significant tax burdens on Executive and Company if the total payments made to Executive due to a Change of Control exceed prescribed limits.
          For example, if Executive's "Base Period Income" (as defined below) is
          $100,000, Executive's limit or "Cap" is $299,999. If Executive's
          "Total Payments" exceed the Cap by even $1.00, Executive is subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to Executive in excess of $100,000. In other words, if
          Executive's Cap is $299,999, Executive will not be subject to an excise tax if Executive receives exactly $299,999. If Executive receives $300,000, Executive will be subject to an excise tax of
          $40,000 (20% of $200,000). In order to avoid this excise tax and the related adverse tax consequences for Company, by signing this
          Agreement, Executive will be agreeing that, subject to the exception noted below, the present value of Executive's Total Payments will not exceed an amount equal to Executive's Cap.

     (b)  Special Definitions. For purposes of this Section, the following specialized terms will have the following meanings:

               (1)  "Base Period Income". "Base Period Income" is an amount equal to Executive's "annualized includable compensation"
                    for the "base period" as defined in Sections 280G(d)(1) and
                    (2) of the Code and the regulations adopted thereunder.
                    Generally, Executive's "annualized includable compensation"
                    is the average of Executive's annual taxable income from
                    Company for the "base period," which is the five calendar
                    years prior to the year in which the Change of Control
                    occurs. These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.

               (2)  "Cap" or "280G Cap". "Cap" or "280G Cap" shall mean an amount equal to 2.99 times Executive's "Base Period Income."
                    This is the maximum amount which Executive may receive
                    without becoming subject to the excise tax imposed by
                    Section 4999 of the Code or which Company may pay without
                    loss of deduction under Section 280G of the Code.

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               (3)  "Total Payments". The "Total Payments" include any "payments in the nature of compensation" (as defined in Section 280G of the Code and the regulations adopted thereunder), made
                    pursuant to this Agreement or otherwise, to or for
                    Executive's benefit, the receipt of which is contingent on a
                    Change of Control and to which Section 280G of the Code
                    applies.

     (c)  Calculating the Cap and Adjusting Payments. If Company believes that these rules will result in a reduction of the payments to which
          Executive is entitled under this Agreement, it will so notify
          Executive as soon as possible. Company will then, at its expense, retain a "Consultant" (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to provide an opinion or opinions concerning whether
          Executive's Total Payments exceed the limit discussed above. Company will select the Consultant. At a minimum, the opinions required by this Section must set forth the amount of Executive's Base Period
          Income, the present value of the Total Payments and the amount and present value of any excess parachute payments. If the opinions state that there would be an excess parachute payment, Executive's payments under this Agreement will be reduced to the extent necessary to eliminate the excess. Executive will be allowed to choose the payment that should be reduced or eliminated, but the payment Executive chooses to reduce or eliminate must be a payment determined by such
          Consultant to be includable in Total Payments. Executive's decision shall be in writing and delivered to Company within thirty (30) days of Executive's receipt of such opinions. If Executive fails to so notify Company, Company will decide which payments to reduce or eliminate. If the Consultant selected to provide the opinions referred to above so requests in connection with the opinion required by this
          Section, a firm of recognized executive compensation consultants selected by Company shall provide an opinion, upon which such
          Consultant may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the Change of Control. If Company believes that Executive's
          Total Payments will exceed the limitations of this Section, it will nonetheless make payments to Executive, at the times stated above, in the maximum amount that it believes may be paid without exceeding such limitations. The balance, if any, will then be paid after the opinions called for above have been received. If the amount paid to Executive by Company is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, to have exceeded the limitation of this Section, the excess will be treated as a loan to
          Executive by Company and shall be repayable on the ninetieth (90th)
          day following demand by Company, together with interest at the lowest
          "applicable federal rate" provided in Section 1274(d) of the Code. If it is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, that a greater payment should have been made to Executive, Company shall pay Executive the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, at the rate set forth above, so that Executive will have received or be

                                        8

          entitled to receive the maximum amount to which Executive is entitled under this Agreement.

     (d)  Effect of Repeal. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

     (e)  Exception. The Consultant selected pursuant to Section 5(c) will calculate Executive's "Uncapped Benefit" and Executive's "Capped
          Benefit." The limitations of Section 5(a) will not apply to Executive if Executive's Uncapped Benefit is at least one hundred five percent
          (105%) of Executive's Capped Benefit. For this purpose, Executive's
          "Uncapped Benefit" is the amount to which Executive will be entitled pursuant to Section 1, without regard to the limitations of Section
          5(a). Executive's "Capped Benefit" is the amount to which Executive would be entitled pursuant to Section 1, after the application of the limitations of Section 5(a).

     SECTION 6 - TAX GROSS-UP.

     (a)  Gross-Up Payment. If the Cap imposed by Section 5(a) does not apply to
          Executive because of the exception provided by Section 5(e), Company will provide Executive with a "Gross-Up Payment" if an excise tax is imposed on Executive pursuant to Section 4999 of the Code. Except as otherwise noted below, this Gross-Up Payment will consist of a single lump sum payment in an amount such that after payment by Executive of the "total presumed federal and state taxes" and the excise taxes imposed by Section 4999 of the Code on the Gross-Up Payment (and any
          interest or penalties actually imposed), Executive would retain an amount of the Gross-Up Payment equal to the remaining excise taxes imposed by Section 4999 of the Code on Executive's Total Payments
          (calculated before the Gross-Up Payment). For purposes of calculating
          Executive's Gross-Up Payment, Executive's actual federal and state income taxes will not be used. Instead, Company will use Executive's
          "total presumed federal and state taxes." For purposes of this
          Agreement, Executive's "total presumed federal and state taxes" shall be conclusively calculated using a combined tax rate equal to the sum of the maximum marginal federal and applicable state income tax rates.
          The state tax rate for Executive's principal place of residence will be used and no adjustments will be made for the deduction of state taxes on the federal return, any deduction of federal taxes on a state return, the loss of itemized deductions or exemptions, or for any other purpose.

     (b)  Calculations. All determinations concerning whether a Gross-Up Payment is required pursuant to Section 6(a) and the amount of any Gross-Up
          Payment (as well as any assumptions to be used in making such determinations) shall be made by the Consultant selected pursuant to
          Section 5(c). The Consultant shall provide Executive and Company with a written notice of the amount of the excise taxes that Executive is required to pay and the amount of the Gross-Up Payment. The

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          notice from the Consultant shall include any necessary calculations in support of its conclusions. All fees and expenses of the Consultant shall be paid by Company. Any Gross-Up Payment shall be made by
          Company within fifteen (15) days after the mailing of such notice. As a general rule, the Consultant's determination shall be binding on
          Executive and Company. The application of the excise tax rules of
          Section 4999, however, is complex and uncertain and, as a result, the
          Internal Revenue Service may disagree with the Consultant concerning the amount, if any, of the excise taxes that are due. If the Internal
          Revenue Service determines that excise taxes are due, or that the amount of the excise taxes that are due is greater than the amount determined by the Consultant, the Gross-Up Payment will be recalculated by the Consultant to reflect the actual excise taxes that
          Executive is required to pay (and any related interest and penalties).
          Any deficiency will then be paid to Executive by Company within fifteen (15) days of the receipt of the revised calculations from the
          Consultant. If the Internal Revenue Service determines that the amount of excise taxes that Executive paid exceeds the amount due, Executive shall return the excess to Company (along with any interest paid to
          Executive on the overpayment) immediately upon receipt from the
          Internal Revenue Service or other taxing authority. Company has the right to challenge any excise tax determinations made by the Internal
          Revenue Service. If Company agrees to indemnify Executive from any taxes, interest and penalties that may be imposed upon Executive
          (including any taxes, interest and penalties on the amounts paid pursuant to Company's indemnification agreement), Executive must cooperate fully with Company in connection with any such challenge.
          Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and Company shall control all such challenges. The additional Gross-Up Payments called for by the preceding paragraph shall not be made until Company has either exhausted its (or Executive's) rights to challenge the determination or indicated that it intends to concede or settle the excise tax determination. Executive must notify Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of excise taxes in amounts different from the amount initially specified by the Consultant. Such notice shall be given as soon as possible but in no event later than fifteen (15) days following Executive's receipt of notice of the
          Internal Revenue Service's position.

     SECTION 7 - TERM OF AGREEMENT.

     This Agreement is effective immediately and will continue in effect until the date specified in a written amendment terminating this Agreement signed by both parties, or the date on which Employee's employment with Company terminates, provided, however, that this Agreement shall remain in effect for three (3) years following a Change of Control that occurs during the three year period preceding a Qualifying Termination.

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SECTION 8 - NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:

          To Company:       Metaldyne Corporation
                            47603 Halyard Drive
                            Plymouth, MI 48170-2429
                            ATTN: Chairman of the Board

          with a copy to:   R. Jeffrey Pollock, Esq.
                            McDonald, Hopkins, Burke &
                               Haber Co., L.P.A.
                            2100 Bank One Center
                            Cleveland, Ohio 44114

          To Executive:
                            ---------------------------

                            ---------------------------

                            ---------------------------

          with a copy to:
                            ---------------------------

                            ---------------------------

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                            ---------------------------

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third (3rd) business day after the actual date of mailing shall constitute the time at which notice was given.

     SECTION 9 - SEPARABILITY; LEGAL FEES. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. In the event of a dispute by
Company, Executive or others as to the validity or enforceability of, or liability under, any provision of this Agreement, Company shall reimburse
Executive for all reasonable legal fees and expenses incurred by him in connection with such dispute if Executive substantially prevails in the dispute and if Executive has not substantially prevailed in such dispute one-half (1/2)
the amount of all reasonable legal fees and expenses incurred by him in connection with such dispute except to the extent Executive's position is found by a tribunal or competent jurisdiction to have been frivolous.

     SECTION 10 - EMPLOYMENT BY SUCCESSOR. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the
Company or any of its subsidiaries in a Change of Control to expressly assume and agree to perform this Agreement in the same manner

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and to the same extent that the Company or any subsidiary would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession, or of the successor to acknowledge the assumption of this Agreement, shall entitle Executive to payments in the same amount and on the same terms to which Executive would have been entitled hereunder if he had terminated his employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be Executive's deemed termination date.

     SECTION 11 - AMENDMENT. This Agreement may only be amended by written agreement of the parties hereto.

     SECTION 12 - REMEDIES. Executive acknowledges and agrees that Company's remedies at law for a breach or threatened breach of any of the provisions of
Section 2 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Executive shall forfeit all payments otherwise due under this
Agreement and shall return any and all benefits paid under this Agreement.
Moreover, Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     SECTION 13- SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 13 are in addition to the survivorship provisions of any other section of this Agreement.

     SECTION 14 - GOVERNING LAW; REVENUE AND JURISDICTION. If any judicial or administrative proceeding or claim relating to or pertaining to this Agreement is initiated by either party hereto, such proceeding or claim shall and must be filed in a state or federal court located in Wayne County, Michigan and such proceeding or claim shall be governed by and construed under Michigan law, without regard to conflict of law and principals.

     SECTION 15 - DISPUTE RESOLUTION. Any dispute related to or arising under this Agreement shall be resolved in accordance with the Metaldyne Dispute
Resolution Policy in effect at the time such dispute arises. The Metaldyne
Dispute Resolution Policy in effect at the time of this Agreement is attached to this Agreement.

     SECTION 16 - EFFECT ON PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding, both written and oral, between
Company, any affiliate of Company or any predecessor of Company or affiliate of any predecessor of Company and Executive; provided, however, that this Agreement does not supercede the MascoTech, Inc. Retention Plan or any change in control agreements between Executive and Simpson Industries, Inc., Global Metal
Technologies, Inc. ("GMTI"), or MascoTech, Inc. that predates the Heartland
Industrial Partners' acquisition of Simpson Industries, Inc., GMTI, or
MascoTech, Inc. in the year 2000 or 2001 and which agreements by their terms survive such acquisition for a specified period.

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     SECTION 17 - WITHHOLDING. Company shall be entitled to withhold from payments any amount of withholding required by law.

     SECTION 18 - SECTION HEADINGS AND CONSTRUCTION. The headings of sections in this Agreement are provided for convenience only and will not effect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as circumstances require.

     SECTION 19 - COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed to be an original copy of this
Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

                                                    COMPANY

                                            METALDYNE CORPORATION

 August 30, 2004             By: /s/ Timothy D. Leuliette
-------------------------       ------------------------------------------------
           Date

                            Its: Chairman, President and Chief Executive Officer

                                                   EXECUTIVE

     August 30, 2004                          /s/ Thomas Chambers
-------------------------                     ----------------------------------
           Date

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